TaylorRafferty
Investor Relations and Financial Communications

Memorandum

To	Mr. Xiqun Yu
Company	China Education Alliance
From	Ruby Yim
Date	November 1, 2006

Re North America Investor Relations Supports

Dear Mr. Yu,

The following details are the arrangements between China Education Alliance ("CEDA") and Taylor Rafferty Associates, Inc. ("TR") under which TR will assist CEDA with its North America investor relations and financial media program.

TR's objectives will be to: help ensure that the North American financial markets fully understand and appreciate CEDA's investment attractions, competitive position, financial strength and business strategy; to make efficient use of CEDA management's time and resources; to build a best-practice global CEDA IR and financial communications program; and to provide CEDA with suggestions for new approaches and initiatives, market intelligence and tools to continually increase program effectiveness. Our main goal will be to broaden and deepen the institutional market for CEDA shares and create optimal capital markets support for CEDA's fundraisings and corporate development.

The following reflect the baseline IR and financial communications services that TR will provide to CEDA. Any major projects or significant ad hoc services requested that are well above and beyond the scope of the following are not covered by this agreement (e.g. detailed share identification research projects, extensive perception studies, organization of site visits, etc.). The fees for such additional support will be mutually agreed upon by CEDA and TR.

TR services to be provided to CEDA under this agreement:

- North America AIM (Analytical Institutional Marketing) Project
    - Generate two-page investment fact sheet highlighting CEDA's investment profile, management strategy, operations and other key components of interest to existing and potential investors

- Provide detailed meeting itinerary, institutional profiles and briefing notes
- Attend select meetings
- Gather and produce institutional feedback report and recommendations for next IR programming steps

- Baseline Financial Media Targeting and Story Placement
  - Research key potential outlets and reporters in major financial centers
  - Distribution of release to targeted outlets
  - Coordination of media meetings during management's IR visits, with specialized briefings and preparation ahead of all meetings
  - Ongoing media monitoring for any coverage of company/competitors/sector
  - Updates to and regular maintenance of financial media contact database

- Ongoing/Day-to-Day 24/7 Financial Communications and Capital Markets Support
  - IR advice/routine program input ensuring "best-practice" IR programming
  - Regular generation of IR and financial communications programming ideas and suggested initiatives for continuous program improvement
  - Liaison with advisors, as necessary
  - Answering miscellaneous inquiries from market participants, including retail holders
  - Responding to back grounding and information requests from management and advisors
  - Updates to and regular maintenance of IR contact database
  - Ongoing access to and support for Capital-i database
  - Ad-hoc research/support and priority availability for management discussions and consultation

Throughout the course of all of these activities, TR will work as an inside party to all CEDA management and financial planning and discussions and will maintain the strictest confidentiality in its dealings with outside parties. TR agrees to keep and to take all reasonable practicable steps to ensure that its employees shall keep all information regarding CEDA secret and confidential and not at any time to disclose such information to any third party except as permitted under this agreement.

- Research and fine-tune comprehensive North America target list of potential institutional investors
- Distribute fact sheet and surveys to the buy-side, collate responses, and conduct follow up marketing calls to prospective targets
- Integrate new contacts into Capital-i contact database
- Generate detailed report to management on AIM project results and related IR and capital markets implications

- Investment Messaging and IR Materials Development
  - Fine-tuning and development of investment thesis and messaging
  - Review of all IR and financial communications materials and generation of ideas, editorial and graphic content and any and all relevant suggested improvements
  - Drafting and development of financial presentations, conference call scripts, and all other materials facilitating the interaction of management and the financial community and media

- Development of IR Objectives, Strategy, Tactics and Implementation Plan
  - In close consultation with management and key advisors, analyze targeting data and North America institutional "heat map" based on AIM results and fine tune capital markets and IR objectives
  - Develop detailed IR and financial communications plan/calendar

- Results and Major Announcement Planning & Execution (2-4 per year)
  - Release editing, key message development, news dissemination, and follow-up with key North America institutional and media targets
  - Review of management remarks, Q&A, and related documents in connection with major announcements
  - Organization of all aspects of management IR conference calls and or webcasts, from invitation to script development, call/participant monitoring, and analysis and follow up comment as necessary

- Planning and Implementation of Management Institutional Marketing Trips (2 per year)
  - Prioritize target lists for one-on-one and group meetings
  - Canvass for buy-side interest, disseminate invitations, and conduct follow-up
  - Organize all local transportation and logistics

TaylorRafferty

Investor Relations and Financial Communications

Costs / Fees

Beginning November 3rd, 2006, TR will bill CEDA a monthly rate of USD$4,000 cash. Out-of-pocket costs incurred on behalf of CEDA (such as outlays to cover group meeting functions, hotel rooms, flights, hired cars and taxis, printing, mailings and couriers, phone and fax) will be detailed and charged back to CEDA on a monthly basis.

As for the remaining part of the annual compensation, CEDA will issue a total of 50,000 CEDA shares (traded OTC Bulletin Board) to TR with 30,000 to be issued at the commencement of the contract, 10,000 shares by 31st July 2007 and 10,000 shares by end October 2007. The shares should carry a restriction of no more than one year from issuance date. CEDA's Board will approve the stock issuance for the life of the contract, and specify that the shares are to be issued according to the above schedule. TR will provide CEDA with adequate brokerage account information, so as to facilitate the share issuance transaction.

After an initial ten-month period, this agreement is cancelable for any reason by either party with 60 days notice. In the event of a cancellation, TR will provide to CEDA all printed material and other data developed and maintained during the course of its work for CEDA. Invoices that are left unpaid for 45 days after receipt will be subject to a 1.5 % monthly finance charge.

We look forward to working with you.

If this agreement meets with your approval, please sign and return to us.

Reviewed and accepted by:

03/11-2006

Xiqun Yu, Chairman
For China Education Alliance

Reviewed and accepted by:

Ruby Yim, Managing Director
For Taylor Rafferty Associates, Inc.